Exhibit 10.3

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Stephen Kaufer (“Executive”) and TripAdvisor LLC, a Delaware limited liability company (the “Company”), and is effective as of March 31, 2014 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.         EMPLOYMENT. The Company agrees to employ Executive as President and Chief Executive Officer of TripAdvisor, Inc., a Delaware corporation (“TripAdvisor”), and its subsidiaries (including the Company), and Executive accepts and agrees to such employment. During Executive’s employment with the Company, Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein. During Executive’s employment with the Company, Executive shall report directly to the Board of Directors of TripAdvisor (the “Board”). Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Board, to the extent consistent with Executive’s position and status. Executive agrees to devote substantially all of Executive’s working time, attention and efforts to the Company, provided that nothing set forth herein shall limit or modify Executive’s charitable and club activities and activities as a member of the Board of Directors of a limited number of companies other than the Company and its subsidiaries (not to exceed one public company board seat (in addition to TripAdvisor’s), three private company board seats and one not-for-profit company board seat) as long as such activities do not interfere with Executive’s efforts contemplated herein. Executive shall perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time. Executive’s principal place of employment shall be the Company’s offices located in Newton, Massachusetts and at such time, any successor headquarters, including in Needham, Massachusetts.

2A.          TERM OF AGREEMENT. The term (the “Term”) of this Agreement shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.          COMPENSATION.

(a)          BASE SALARY. During the Term, the Company shall pay Executive an annual base salary of $500,000.00 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time. For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.  Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board (the “Compensation Committee”) and may be increased but not decreased.

(b)         ANNUAL BONUS. During the Term, Executive shall be eligible to receive annual bonuses, as determined by, and at the sole discretion of, the Compensation Committee, with an annual target bonus equal to 100% of Base Salary, with amounts, if any, for any partial year payable on a pro rata basis. Any such annual bonus shall be paid not later than March 15 of the calendar year immediately following the calendar year with respect to which such annual bonus relates (unless Executive has elected to defer receipt of such bonus pursuant to an arrangement that meets the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)).  If Executive is expected to be a “covered employee” in any given year for purposes of Section 162(m) of the Code, the annual bonus will be determined by the Compensation Committee in its sole discretion, and will be based on such criteria (i) as are approved in advance by such Compensation Committee and (ii) that are designed in a manner such that the annual bonus will be treated as “qualified performance-based compensation” within the meaning of Section 162(m).

(c)         BENEFITS. During the Term, from the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be entitled to participate in any welfare, health and life insurance and pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as that provided to senior executives of the Company generally. Without limiting the generality of the foregoing, Executive shall be entitled to the following benefits:

(i)         Reimbursement for Business Expenses. During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as senior executives of the Company generally and in accordance with the Company’s policies as in effect from time to time.

(ii)         Vacation. During the Term, Executive shall be entitled to annual paid vacation in accordance with the plans, policies, programs and practices of the Company applicable to senior executives of the Company generally.

4A.         NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested, by reputable overnight courier service (charges prepaid) or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	141 Needham Street
Newton, MA 02464
Attention: General Counsel

If to Executive:	At the most recent address on record at the Company for Executive.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.         GOVERNING LAW; JURISDICTION. This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the internal laws of the Commonwealth of Massachusetts without reference to the principles of conflicts of laws. Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined before an appropriate federal court in Massachusetts, or, if not maintainable therein, then in an appropriate Massachusetts state court. The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.         COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. Executive and the Company expressly understand and acknowledge that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement. References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement.

TRIPADVISOR LLC

By:	/s/ Seth Kalvert
Title:	SVP, General Counsel and Secretary

/s/ Stephen Kaufer
Stephen Kaufer

STANDARD TERMS AND CONDITIONS

1.         TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)         DEATH.  Upon termination of Executive’s employment prior to the expiration of the Term by reason of Executive’s death, the Company shall pay the duly appointed representative of the Executive’s estate, within 30 days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary from the date of Executive’s death through the end of the month in which Executive’s death occurs and (ii) any Accrued Obligations (as defined in Section 1(g) below).  Any outstanding and unvested Equity Awards (as defined below) with a vesting schedule that would, but for Executive’s death, have resulted in a smaller percentage (or none) of the Equity Award being vested through the date of Executive’s death than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 restricted stock units (“RSUs”) were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested 100% on the fifth anniversary of the grant date, then on the date of termination due to Executive’s death, no RSUs from the first award and 20 RSUs from the second award would vest and settle), provided that any then-vested options of Executive (including options vesting as a result of the foregoing provision) to purchase TripAdvisor equity shall remain exercisable through the date that is 18 months following the date of Executive’s death or, if earlier, through the scheduled expiration date of such options.

(b)         DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4A of the Employment Agreement), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Disability, offset by any amounts payable during such period to Executive under any disability insurance plan or policy provided by the Company. Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive’s Base Salary through the end of the month in which Executive’s termination of employment for Disability occurs in equal biweekly installments, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company; and (ii) any Accrued Obligations in a lump sum in cash.  Any outstanding and unvested Equity Awards with a vesting schedule that would, but for Executive’s termination of employment for Disability, have resulted in a smaller percentage (or none) of the Equity Award being vested through the date of such termination than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 RSUs were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested 100% on the fifth anniversary of the grant date, then on the date of termination due to Executive’s Disability, no RSUs from the first award and 20 RSUs from the second award would vest and settle), provided that any then-vested options of Executive (including options vesting as a result of the foregoing provision) to purchase TripAdvisor equity shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the scheduled expiration date of such options.

(c)         TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. The Company may terminate Executive’s employment under this Agreement with or without Cause at any time and Executive may resign under this Agreement with or without Good Reason at any time. As used herein, “Cause” shall mean: (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to TripAdvisor, the Company or any of its subsidiaries; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a knowing and material violation by Executive of any TripAdvisor or Company policy pertaining to ethics, legal compliance, wrongdoing or conflicts of interest that, in the case of the conduct described in clauses (iv) or (v) above, if curable, is not cured by Executive within 30 days after Executive is provided with written notice thereof. Upon Executive’s (A) termination of employment by the Company for Cause prior to the expiration of the Term or (B) resignation without Good Reason prior to the expiration of the Term, this Agreement shall terminate without further obligation by the Company, except for (i) the payment of any Accrued Obligations in a lump sum in cash within 30 days of such termination and (ii) the taking of all proper action required to be taken with respect to the Equity Awards vested as of the date of such termination.

(d)         TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON NOT IN CONNECTION WITH A CHANGE IN CONTROL. Upon termination of Executive’s employment prior to the expiration of the Term by the Company without Cause (other than for death or Disability) or by Executive for Good Reason (as defined below), in any case other than pursuant to Section 1(e) hereof, then:

(i)         the Company shall continue to pay Executive the Base Salary through 12 months following such termination date (such period, the “Salary Continuation Period”) payable in equal biweekly installments and the Company shall pay in cash to Executive (within 10 business days of each applicable monthly period) for each month between the date of termination and the end of the Salary Continuation Period an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and Executive’s eligible dependents to the extent such coverage is then in place;

(ii)         the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations;

(iii)         the Company will consider in good faith the payment of a annual bonus on a pro rata basis for the year in which the Termination of Employment occurs, any such payment to be paid (if at all) based on actual performance during the year in which termination has occurred and based on the number of days of employment during such year relative to 365 days (payable in a lump sum at the time such annual bonus would otherwise have been paid);

(iv)         any compensation awards of Executive based on, or in the form of, TripAdvisor equity (e.g. restricted stock, restricted stock units, stock options or similar instruments) (“Equity Awards”) that are outstanding and unvested at the time of such termination but which would, but for a termination of employment, have vested during the 12 months following such termination (such period, the “Equity Acceleration Period”) shall vest (and, with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment; provided that any outstanding Equity Award with a vesting schedule that would, but for a termination of employment, have resulted in a smaller percentage (or none) of the Equity Award being vested through the end of such Equity Acceleration Period than if it vested annually pro rata over its vesting period shall, for purposes of this provision, be treated as though it vested annually pro rata over its vesting period (e.g., if 100 restricted stock units (“RSUs”) were granted 2.7 years prior to the date of the termination and vested pro rata on each of the first five anniversaries of the grant date and 100 RSUs were granted 1.7 years prior to the date of termination and vested 100% on the fifth anniversary of the grant date, then on the date of termination 20 RSUs from the first award and 40 RSUs from the second award would vest and settle); provided further that any amount that would vest under this provision but for the fact that outstanding performance conditions have not been satisfied shall vest (and, with respect to awards other than stock options and stock appreciation rights, settle) only if, and at such point as, such performance conditions are satisfied; and provided further that if any Equity Awards made subsequent to the Effective Date of this Agreement specifies a more favorable post-termination vesting schedule for such equity, the terms of the award agreement for such Equity Award shall govern;

(v)         any Equity Awards that do not vest pursuant to subsection (iv) above shall remain outstanding and shall not be cancelled until three months following such termination, provided, however, there shall be no additional vesting with respect to such remaining Equity Awards unless a Change in Control occurs within three months immediately following the termination date, at which time such remaining Equity Awards shall vest pursuant to Section 1(e)(v) below; and

(vi)         any then vested options of Executive (including options vesting as a result of (iii) above) to purchase TripAdvisor equity, shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the scheduled expiration date of such options.

The expiration of the Term shall not give rise to any payment to Executive or acceleration obligation under this Section 1(d). The payment to Executive of the severance pay or benefits described in Section 1(d) (other than any Accrued Obligations) is contingent upon Executive signing and not revoking a separation and release of the Company and its affiliates in a form substantially similar to that used for senior executives of the Company (the “Release”), and Executive’s compliance with the restrictive covenants set forth in Section 2 (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company). The Release shall be delivered by the Company to the Executive within ten (10) days following Executive’s employment termination date and must become effective no later than sixty (60) days following Executive’s employment termination date or such earlier date required by the Release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Executive will forfeit any rights to severance. In no event will severance payments or benefits (other than any Accrued Obligations) be paid or provided until the Release becomes effective and irrevocable but in no event shall Executive forfeit Equity Awards that had vested through the date of expiration of the Term other than the Equity Awards for which the vesting was accelerated pursuant to Section 1 of these terms and conditions.  Upon the Release becoming effective and irrevocable, any payments delayed from the date Executive terminates employment through the effective date of the Release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit. In the event the termination occurs at a time during the calendar year where the Release could become effective in the calendar year following the calendar year in which Executive’s termination occurs, then any severance payments or benefits that would be considered Deferred Payments (as defined below) will commence to be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or, if later, the Release Deadline.  Executive acknowledges and agrees that the Company’s payment of severance pay and benefits (except Accrued Obligations) constitutes good and valuable consideration for such Release.

As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent: (A) the Company’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title, duties, reporting responsibilities or level of responsibilities as President and Chief Executive Officer of the Company or TripAdvisor, (C) the material reduction in Executive’s Base Salary or Executive’s total annual compensation opportunity, or (D) the relocation of Executive’s principal place of employment more than 20 miles outside the Boston metropolitan area, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (D) shall have occurred and Executive provides the Company with written notice thereof within 30 days after Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after receipt of such notice, and (z) Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

(e)         TERMINATION WITHOUT CAUSE OR RESIGNATION FOR GOOD REASON IN CONNECTION WITH A CHANGE IN CONTROL.  Upon termination of Executive’s employment by the Company without Cause (other than for death or Disability) or by the Executive for Good Reason, that occurs during the period commencing three months immediately prior to a Change in Control and ending 24 months immediately following the Change in Control (as defined in the TripAdvisor, Inc. 2011 Stock and Annual Incentive Plan, as the same has been amended and may be amended from time to time (the “Stock Plan”)), then:

(i)         the Company shall pay Executive a severance amount equal to 24 months of Base Salary with such severance amount payable in a lump sum if the Change in Control also constitutes a “change in control event” with the meaning of Treas. Regs. Section 1.409A-3(i)(5), and otherwise in accordance with the payment provisions of Section 1(d);

(ii)         the Company shall pay in cash to Executive (within 10 business days of each applicable monthly period) for each month between the date of termination and the 18 months following such termination date an amount equal to the premiums charged by the Company to maintain COBRA benefits continuation coverage for Executive and Executive’s eligible dependents to the extent such coverage is then in place;

(iii)         the Company shall pay to Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations;

(iv)         the Company shall pay to Executive within 30 days of the date of such termination in a lump sum in cash an amount equal to the annual bonus at target, without pro-ration or adjustment;

(v)         any Equity Awards that are outstanding and unvested at the time of such termination shall immediately vest in full (and, with respect to awards other than stock options and stock appreciation rights, settle) as of the date of such termination of employment; and

(vi)         any then vested options of Executive (including options vesting as a result of (v) above) to purchase TripAdvisor equity, shall remain exercisable through the date that is 18 months following the date of such termination or, if earlier, through the scheduled expiration date of such options.

(f)         OFFSET. If Executive obtains other employment during the Salary Continuation Period, any payments (other than Accrued Obligations) to be made to Executive under Section 1(d) after the date such employment is secured shall be offset by the amount of any cash compensation earned by Executive from such employment during the Salary Continuation Period. For purposes of this Section 1(f), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the Salary Continuation Period, but shall have no affirmative duty to seek alternate employment.

(g)         ACCRUED OBLIGATIONS. As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued and earned but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid and that is not otherwise paid at a later date pursuant to any deferred compensation arrangement of the Company to which Executive is a party, if any (provided, that any election made by Executive pursuant to any deferred compensation arrangement that is subject to Section 409A regarding the schedule for payment of such deferred compensation shall prevail over this Section 1(g) to the extent inconsistent herewith); and (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment.

(h)         OTHER BENEFITS. Upon any termination of Executive’s employment prior to the expiration of the Term, Executive shall remain entitled to receive any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of, or any other contract or agreement with, the Company in accordance with the terms thereof (other than any such plan, policy, practice or program of the Company that provides benefits in the nature of severance or continuation pay).

(i)         SECTION 409A.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including any regulations and guidance issued thereunder (“Section 409A”), to the extent Section 409A is applicable to this Agreement. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered by the Company in a manner consistent with such intention and to avoid the pre-distribution inclusion in income of amounts deferred under this Agreement and the imposition of any additional tax or interest with respect thereto.

Notwithstanding the preceding provisions of Section 1(d) or 1(e), in the event that Executive is a “specified employee” (within the meaning of Section 409A) on the date of termination of Executive’s employment with the Company and the cash payments under Section 1(d) or (e) (“Cash Severance Payments) payable within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then (1) any portion of the Cash Severance Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth in Section 1(d) or (e), as applicable, (2) any portion of the Cash Severance Payments (in addition to the amounts contemplated by the immediately preceding clause (1)) that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth in Section 1(d) or (e), as applicable, (3) any portion of the Cash Severance Payments that exceeds the Limit and is not a “short-term deferral” (“Deferred Payments) (and would have been payable during the Initial Payment Period but for the Limit) shall be paid, with Interest, on the first business day of the first calendar month that begins after the six-month anniversary of Executive’s “separation from service” (within the meaning of Section 409A) and (4) any portion of the Cash Severance Payments that is payable after the Initial Payment Period shall be paid at the times set forth in Section 1(d) or (e), as applicable. For purposes of this Agreement, “Interest” shall mean interest at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code, from the date on which payment would otherwise have been made but for any required delay through the date of payment, and each installment of Cash Severance Payment payable under Section 1(d) or (e) is intended to constitute a separate payment for the purposes of Treas. Regs. Section 1.409A-2(b)(2).

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Executive during the time periods set forth in this Agreement.  All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.  The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses).  Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(j)         SECTION 280G.  Notwithstanding any other provisions of this Agreement, or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to Executive or for Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and would, but for this Section 1(j) be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the following shall apply:

(i)         If the Covered Payments, reduced by the sum of (1) the Excise Tax and (2) the total of the Federal, state, and local income and employment taxes payable by Executive on the amount of the Covered Payments which are in excess of three times Executive’s “base amount” within the meaning of Section 280(G) of the Code less one dollar (the “Threshold Amount”), are greater than or equal to the Threshold Amount, Executive shall be entitled to the full benefits payable under this Agreement.

(ii)         If the Threshold Amount is less than (1) the Covered Payments, but greater than (2) the Covered Payments reduced by the sum of (x) the Excise Tax and (y) the total of the Federal, state, and local income and employment taxes on the amount of the Covered Payments which are in excess of the Threshold Amount, then the Covered Payments shall be reduced (but not below zero) to the extent necessary so that the sum of all Covered Payments shall not exceed the Threshold Amount.  In such event, the Covered  Payments shall be reduced in the following order:  (A) cash payments not subject to Section 409A; (B) cash payments subject to Section 409A; (C) equity-based payments and acceleration; and (D) non-cash forms of benefits.  To the extent any payment is to be made over time (e.g., in installments, etc.), then the payments shall be reduced in reverse chronological order.

The determination as to which of the alternative provisions of Section 1(j) shall apply to Executive shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the date of termination, if applicable, or at such earlier time as is reasonably requested by the Company or  Executive.  For purposes of determining which of the alternative provisions of Section 1(j) shall apply, Executive shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in the state and locality of Executive’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.

2.         CONFIDENTIAL INFORMATION; NON-COMPETITION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)         CONFIDENTIALITY. Executive acknowledges that while employed by the Company Executive will occupy a position of trust and confidence. The Company has provided and shall continue to provide Executive with Confidential Information. Executive shall hold in a fiduciary capacity for benefit of the Company and its subsidiaries and affiliates, and shall not, except as may be required to perform Executive’s duties hereunder or as required by applicable law, without limitation in time, communicate, divulge, disseminate, disclose to others or otherwise use, whether directly or indirectly, any Confidential Information. “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective businesses, employees, consultants, contractors, suppliers, clients and customers that is not disclosed by the Company or any of its subsidiaries or affiliates for financial reporting purposes and that was learned by Executive in the course of employment by the Company or any of its subsidiaries or affiliates, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, processes, methods, research, secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale, information relating to accounting or tax strategies and data, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information. For purposes of this Section 2(a), information shall not cease to be Confidential Information merely because it is embraced by general disclosures for financial reporting purposes or because individual features or combinations thereof are publicly available. Notwithstanding the foregoing provisions, if Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, Executive shall promptly notify the Company in writing of any such requirement so that the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. Executive shall reasonably cooperate with the Company to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, Executive shall disclose only that portion of the confidential or proprietary information which he is advised by counsel that he is legally required to so disclose. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage. Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment, all documents, computer tapes and disks, plans, initiatives, strategies, records, lists, data, drawings, prints, notes and written information (and all copies thereof) created by or on behalf of the Company or its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates. As used in this Agreement, “subsidiaries” and “affiliates” shall mean any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.  The term control (including the terms controlling, controlled by and under common control with) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise.

(b)         NON-COMPETITION. In consideration of the Company’s promise to disclose, and disclosure of, its Confidential Information and other good and valuable consideration provided hereunder, the receipt and sufficiency of which are hereby acknowledged by Executive, Executive hereby agrees and covenants that from the date hereof and until the date that is 18 months following Executive’s date of termination of employment from the Company or any of its subsidiaries or affiliates for any reason, including the expiration of the Term (the “Restricted Period”), Executive shall not, directly or indirectly, engage in, assist or become associated with a Competitive Activity. For purposes of this Section 2(b): (i) a “Competitive Activity” means, at the time of Executive’s termination, any business or other endeavor in any jurisdiction of a kind being conducted by the Company or any of its subsidiaries or affiliates (or demonstrably anticipated by the Company or its subsidiaries or affiliates and, for avoidance of doubt, such affiliates to exclude Expedia, Inc., Liberty Media Corporation or Liberty Interactive Corporation or any of their respective subsidiaries), in any jurisdiction as of the Effective Date or at any time thereafter; and (ii) Executive shall be considered to have become “associated with a Competitive Activity” if Executive becomes directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual, partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, (i) Executive may make and retain investments during the Restricted Period, for investment purposes only, in less than 5% of the outstanding capital stock of any publicly-traded corporation engaged in a Competitive Activity if stock of such corporation is either listed on a national stock exchange or on the NASDAQ National Market System if Executive is not otherwise affiliated with such corporation; (ii) Executive may serve as an employee or partner (or otherwise invest or hold an ownership interest) in an investment firm that has an ownership interest in a partnership, corporation or other organization that is engaged in a Competitive Activity, provided that such ownership interest does not constitute greater than 20% of such investment firm’s total assets under management and Executive is not directly involved with the provision of direction or management of such entity engaged in the Competitive Activity, including the investment decisions thereof; and (iii) Executive may serve as an employee of or partner (or otherwise hold an ownership interest) in a consultancy or investment bank engaged in providing advisory services to entities engaged in Competitive Activities, provided that Executive is not directly involved in the provision of the advisory services to such entities engaged in the Competitive Activity.  Notwithstanding the foregoing, to the extent that, solely due to a change in scope of the business of the Company or any of its subsidiaries or affiliates (e.g., by virtue of an acquisition or strategic change), Executive has become “associated with a Competitive Activity” (i.e., for purposes of clarity, Executive’s activity prior to such change in scope was permissible under this Section 2(b)), then Executive shall have a reasonable period of time, not to exceed 12 months, to cure such association with a Competitive Activity, including by resignation (if personal services), liquidation or unwinding (if investment-related) or eliminating any activity or involvement with such entity engaged in the Competitive Activity, in all cases on such terms as are reasonably acceptable to the Company.

(c)         NON-SOLICITATION OF EMPLOYEES. Executive recognizes that he or she will possess Confidential Information about other employees, officers, directors, agents, consultants and independent contractors of the Company and its subsidiaries or affiliates relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company and its subsidiaries or affiliates. Executive recognizes that the information he or she will possess about these employees, officers, directors, agents, consultants and independent contractors is not generally known, is of substantial value to the Company and its subsidiaries or affiliates in developing their respective businesses and in securing and retaining customers, and will be acquired by Executive because of Executive’s business position with the Company. Executive agrees (i) that, during the Restricted Period, Executive will not, directly or indirectly, hire or solicit or recruit the employment or services of (i.e., whether as an employee, officer, director, agent, consultant or independent contractor), or encourage to change such person’s relationship with the Company or any of its subsidiaries or affiliates, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, however, that a general solicitation of the public for employment (and any hiring pursuant thereto) shall not constitute a solicitation hereunder so long as such general solicitation is not designed to target, or does not have the effect of targeting, any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates, provided, further, that the hiring, solicitation or engagement (i.e., on a non-exclusive basis) of third-party professional advisors (e.g., law firms, accountancies) shall not constitute recruitment hereunder and (ii) that Executive will not convey any Confidential Information or trade secrets about any employees, officers, directors, agents, consultants and independent contractors of the Company or any of its subsidiaries or affiliates to any other person except within the scope of Executive’s duties hereunder.

(d)         NON-SOLICITATION OF CUSTOMERS, SUPPLIERS, PARTNERS. During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, solicit, attempt to do business with, or do business with any customers of, suppliers (including providers of travel inventory) to, business partners of or business affiliates of the Company or any of its subsidiaries or affiliates (collectively, “Trade Relationships”) on behalf of any entity engaged in a Competitive Activity, or encourage (regardless of who initiates the contact) any Trade Relationship to use the services of any competitor of the Company or its subsidiaries or affiliates, or encourage any Trade Relationship to change its relationship with the Company or its subsidiaries or affiliates.

(e)         PROPRIETARY RIGHTS; ASSIGNMENT. All Executive Developments (as defined below) shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates. “Executive Developments” means any idea, discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (i) that (A) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (B) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (ii) that is conceived or developed during the Term. All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates. Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term. To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights. Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the

Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

(f)         COMPLIANCE WITH POLICIES AND PROCEDURES. During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.

(g)     REMEDIES FOR BREACH. Executive expressly agrees and understands that Executive will notify the Company in writing of any alleged breach of this Agreement by the Company, and the Company will have 30 days from receipt of Executive’s notice to cure any such breach. Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not usually susceptible to being measured in monetary terms. Accordingly, it is acknowledged that upon Executive’s violation of any provision of this Section 2 the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation. Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(h)         SURVIVAL OF PROVISIONS. The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.         WAIVER.  Pursuant to Section 10(a) of the Stock Plan, in the event that there is consummated a “change in control,” or “change of control” or similar transaction with respect to the Company, any Options and Stock Appreciation Rights issued to Executive and outstanding which are not then exercisable and vested shall become fully exercisable and vested.  Notwithstanding such provision in the Stock Plan, Executive agrees that in the event of a Change in Control, not accompanied by a Termination without Cause or resignation for Good Reason and otherwise covered by Section 1(e) of these Standard Terms and Conditions, Executive shall waive such acceleration right and benefit with respect to the Non-Qualified Stock Option to purchase 1,100,000 shares of the Company’s Common Stock awarded effective August 28, 2013 (the “2013 Option”) and Executive agrees that in such event the 2013 Option shall not become fully exercisable and vested and, instead, shall vest in accordance with the original terms of the 2013 Option subject to the condition that the 2013 Option remains outstanding after the Change in Control.

4.         MERGER.  This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement. Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement. All Stock Option Agreements and Restricted Stock Unit Agreements between Executive and the Company survive and are hereby incorporated by reference into this Agreement.

5.         ASSIGNMENT; SUCCESSORS. This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder, provided that, in the event of a transfer of Executive to any entity affiliated with the Company and/or the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor, provided, further, that Executive’s estate and duly appointed representative thereof shall succeed to all of Executive’s rights hereunder upon Executive’s death and that Executive’s duly appointed representative shall succeed to all of Executive’s rights upon Executive’s Disability.

6.         WITHHOLDING. The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

7.         HEADING REFERENCES. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

8.         WAIVER; MODIFICATION. Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect, or extended beyond expiration of the Term (regardless of continued employment), except by a writing executed by each party hereto.

9.         SEVERABILITY. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

ACKNOWLEDGED AND AGREED AS OF THE EFFECTIVE DATE:

TRIPADVISOR LLC

By:	/s/ Seth Kalvert
Title:	SVP, General Counsel and Secretary

/s/ Stephen Kaufer
Stephen Kaufer